EXHIBIT 99.1

                   CERTAIN BUSINESS RISKS AND UNCERTAINTIES

Described below are various risks and uncertainties that may affect the Company's business, financial condition or results of operation. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties not presently known to us, that we currently deem immaterial or that are similar to those faced by other firms in our industry or business in general may also impair our business operations. If any of the following risks or uncertainties actually occurs, our business, financial condition or results of operations could be materially and adversely affected.

OUR OPERATING RESULTS MAY FLUCTUATE SIGNIFICANTLY AND WE MAY NOT BE ABLE TO MAINTAIN OUR EXISTING GROWTH RATE.

Although we have had significant revenue and earnings growth in recent quarters, we may not be able to sustain these growth rates and we may experience significant fluctuations in our revenue and earnings in the future.

Our operating results will depend on many factors, including the following:
o our ability to develop, manufacture and deliver products in a timely and cost-effective manner;
o whether we encounter low levels of usable product produced during each manu-facturing step (our "yield");
o  our ability to expand our production of SiC wafers and devices;
o  demand for our products or our customers' products;
o  competition; and
o  general industry and global economic conditions.

Our future operating results could be adversely affected by these or other factors. If our future operating results are below the expectations of stock market analysts or our investors, our stock price may decline.

IF WE EXPERIENCE POOR PRODUCTION YIELDS, OUR OPERATING RESULTS MAY SUFFER. Our SiC products are manufactured using technologies that are highly complex. Our customers incorporate our products into high volume applications such as automotive dashboards, wireless handsets, full color video displays and gemstones, and they insist that our products meet exact specifications for quality, performance and reliability.

The number of usable crystals, wafers and devices that result from our production processes can fluctuate as a result of many factors, including but not limited to the following:
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o  impurities in the materials used;
o  contamination of the manufacturing environment;
o  equipment failure, power outages or variations in the manufacturing process;
o  losses from broken wafers or other human error; and
o  defects in packaging.

Because many of our manufacturing costs are fixed, if our yields decrease our operating results would be adversely affected. For this reason, we are constantly trying to improve our yields. In the past, we have experienced difficulties in achieving acceptable yields on new products, which has adversely affected our operating results. We may experience similar problems in the future and we cannot predict when they may occur or their severity. These problems could significantly affect our future operating results.

IF WE ARE UNABLE TO PRODUCE ADEQUATE QUANTITIES OF OUR HIGH BRIGHTNESS LEDs, OUR OPERATING RESULTS MAY SUFFER.

We believe that higher volume production of high brightness blue and green LEDs will be important to our future operating results. In addition, our current contract with our largest LED customer provides that the customer is entitled to recover liquidated damages, or in some cases actual damages, if we default in meeting delivery commitments. Achieving greater volumes requires improved production yields for these products. Successful production of these products is subject to a number of risks, including the following:

o our ability to consistently manufacture these products in volumes large enough to cover our fixed costs and satisfy our customers' requirements; and
o our ability to improve our yields and reduce the costs associated with the manufacture of these products.

Our inability to produce adequate quantities of our high brightness blue and green products would have a material adverse effect on our business, results of operations and financial condition.

OUR OPERATING RESULTS ARE SUBSTANTIALLY DEPENDENT ON THE DEVELOPMENT OF NEW PRODUCTS BASED ON OUR CORE SIC TECHNOLOGY.

Our future success will depend on our ability to develop new SiC solutions for existing and new markets. We must introduce new products in a timely and cost-effective manner and we must secure production orders from our customers. The development of new SiC products is a highly complex process, and we have historically experienced delays in completing the development and introduction of new products. Products currently under development include larger diameter SiC wafers, high power radio frequency and microwave devices, power devices, blue laser diodes and high temperature devices. The successful development and introduction of these products depends on a number of factors, including the following:

o achievement of technology breakthroughs required to make commercially viable devices;
o  the accuracy of our predictions of market requirements and evolving standards
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o  acceptance of our new product designs;
o  the availability of qualified development personnel;
o  our timely completion of product designs and development;
o our ability to develop repeatable processes to manufacture new products in sufficient quantities for commercial sales; and
o  acceptance of our customers' products by the market.

If any of these or other factors become problematic, we may not be able to develop and introduce these new products in a timely or cost-efficient manner.

WE DEPEND ON A FEW LARGE CUSTOMERS.

Historically, a substantial portion of our revenue has come from large purchases by a small number of customers. We expect that trend to continue. For example, for fiscal 1999 our top five customers accounted for 81% of our total revenue. Accordingly, our future operating results depend on the success of our largest customers and on our success in selling large quantities of our products to them. The concentration of our revenues with a few large customers makes us particularly dependent on factors affecting those customers. For example, if demand for their products decreases, they may stop purchasing our products and our operating results will suffer. If we lose a large customer and fail to add new customers to replace lost revenue, our operating results may not recover.

WE FACE CHALLENGES RELATING TO EXPANSION OF OUR PRODUCTION AND MANUFACTURING FACILITY.

In order to increase production at our new facility, we must add critical new equipment, move existing equipment and complete the construction and upfit of buildings. Expansion activities such as these are subject to a number of risks, including unforeseen environmental or engineering problems relating to existing or new facilities or unavailability or late delivery of the advanced, and often customized, equipment used in the production of our products, and delays in bringing production equipment on-line. These and other risks may affect the construction of new facilities, which could adversely affect our business, results of operations and financial condition.

THE MARKETS IN WHICH WE OPERATE ARE HIGHLY COMPETITIVE.

The market for our products is highly competitive. Although we believe our SiC-based LEDs offer substantial advantages, competitors currently sell blue and green LEDs made from sapphire wafers that are brighter than the high brightness LEDs we currently produce. In addition, we believe that other firms (including certain of our customers) may seek to enter the blue and green LED market in the
future.  For  example,   Siemens  and  Shin-Etsu  license  certain  of  our  LED
technology, which may facilitate their entrance into our LED markets. The market for SiC wafers is also becoming competitive as other firms have in recent years begun offering SiC wafer products or announced plans to do so.
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Also,  other firms may develop new or enhanced  products that are more effective than those of the Company. These firms may develop technology that produces commercial products with characteristics similar to SiC-based products, but at a lower cost. Many existing and potential competitors have far greater financial, marketing and other resources than we do. We believe that present and future competitors will aggressively pursue the development and sale of competing products. We also expect significant competition for products we are currently developing, such as those for use in microwave communications.

We expect competition to increase. This could mean lower prices for our products, reduced demand for our products and a corresponding reduction in our ability to recover development, engineering and manufacturing costs. Any of these developments could have an adverse effect on our business, results of operations and financial condition.

WE RELY ON A FEW KEY SUPPLIERS.

We depend on a limited number of suppliers for certain raw materials, components and equipment used in manufacturing our SiC products, including key materials and equipment used in critical stages of our manufacturing processes. We generally purchase these limited source items with purchase orders, and we have no guaranteed supply arrangements with such suppliers. If we were to lose such key suppliers, our manufacturing efforts could be hampered significantly. Although we believe our relationship with our suppliers is good, we cannot assure you that we will continue to maintain good relationships with such suppliers or that such suppliers will continue to exist.

IF GOVERNMENT AGENCIES OR OTHER CUSTOMERS DISCONTINUE THEIR FUNDING FOR OUR RESEARCH AND DEVELOPMENT OF SIC TECHNOLOGY, OUR BUSINESS MAY SUFFER.

In the past, government agencies and other customers have funded a significant portion of our research and development activities. If this support is discontinued or reduced, our ability to develop or enhance products could be limited and our business, results of operations and financial condition could be adversely affected.

LIMITATIONS ON THE PROTECTION OF OUR INTELLECTUAL PROPERTY.

Our intellectual property position is based in part on patents owned by us and patents exclusively licensed to us by N.C. State, including a licensed patent relating to our SiC crystal growth process. We intend to continue to file patent applications in the future, where appropriate, and to pursue such applications with U.S. and foreign patent authorities, but we cannot be sure that any other patents will be issued on such applications or that our patents will not be contested. In the past, the U.S. patent that the Company licenses from N.C. State relating to growth of SiC was subject to a reissue proceeding; however, that patent was successfully reissued. Currently, a corresponding European patent is being opposed, which means that the Company could lose patent protection in Europe for this particular method. Also, because issuance of a
valid  patent  does  not  prevent  other   companies  from  using   alternative,
non-infringing technology, we cannot be sure that any of our patents (or patents issued to others and licensed to us) will provide significant commercial protection.
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In  addition  to  patent  protection,  we also rely on trade  secrets  and other non-patented  proprietary  information  relating to our product  development and
manufacturing   activities.   We   try  to   protect   this   information   with
confidentiality agreements with our employees and other parties. We cannot be sure that these agreements will not be breached, that we would have adequate remedies for any breach or that our trade secrets and proprietary know-how will not otherwise become known or independently discovered by others.

OUR OPERATIONS COULD INFRINGE UPON THE INTELLECTUAL PROPERTY RIGHTS OF OTHERS.

Other companies may hold or obtain patents on inventions or may otherwise claim proprietary rights to technology necessary to our business. We cannot predict the extent to which we may be required to seek licenses or, if required, whether such licenses will be offered or offered on acceptable terms or that disputes can be resolved without litigation. Litigation to determine the validity of infringement claims alleged by third parties could result in significant expense to us and divert the efforts of our technical and management personnel, whether or not the litigation is ultimately determined in our favor.

WE ARE SUBJECT TO RISKS FROM INTERNATIONAL SALES.

Sales to customers located outside the U.S. accounted for about 62%, 74% and 79% of our revenue in fiscal 1999, 1998 and 1997, respectively. We expect that revenue from international sales will continue to be a significant part of our total revenue. International sales are subject to a variety of risks, including risks arising from currency fluctuations, the emergence of the Euro, trading restrictions, tariffs, trade barriers and taxes. Also, U.S. export restrictions could limit or prohibit shipments of some products to certain countries or purchasers because of potential uses in military applications or because of other national security or similar concerns. Because all of our foreign sales are denominated in U.S. dollars, our products become less price competitive in countries with currencies that are low or are declining in value against the U.S. dollar. Also, we cannot be sure that our international customers will continue to place orders denominated in U.S. dollars. If they do not, our reported revenue and earnings will be subject to foreign exchange fluctuations.

WE FACE RISKS CONCERNING YEAR 2000 ISSUES.

We are evaluating all of our internal computers, computer equipment and other equipment with embedded technology against Year 2000 concerns. Although we believe our planning efforts are adequate to address our Year 2000 concerns, it is still possible that we could experience negative consequences and material cost caused by undetected errors or defects in the technology used in our internal systems. Our most significant Year 2000 risk is that the systems of other parties on which we rely, specifically our key suppliers, will not be compliant on a timely basis. Any disruption in delivery of supplies to us that is caused by a third party's failure to address Year 2000 issues would affect our ability to manufacture our products, which could result in a material adverse effect on our business, operating results and financial condition. At this time, we are unable to estimate the most likely worst-case effects of the arrival of the Year 2000.